PRIME STRUCTURES

31 December 2010

Ms Julia Bensily
30 Jalan Lebat Daun
Seletar Hills Estate
Singapore 808801

Dear Ms Bensily

OFFER OF EMPLOYMENT

We are pleased to offer you employment with Prime Structures Engineering Pte Ltd (hereinafter known as the Company), as an Executive Assistant reporting to the Managing Director and/or person(s) designated by the Managing Director under the following terms and conditions:

1. **Date of Commencement**
   Your expected commencement date is 3 January 2011.

2. **Location**
   You will be based at No 182 Tagore Lane, Singapore 787581.

3. **Probation and Notice of Termination**
   a) You will undergo three (03) months of probationary period. During this period, either party may terminate this contract of service by giving the other party one (01) week's notice in writing or one (01) week's salary in lieu.
   b) During the employment after the probation period, either party may terminate this contract of service by giving the other party one (01) month's notice in writing or one (01) month's salary in lieu.

4. **Salary**
   You will be entitled to a total monthly remuneration package in the amount of S$3,000-00.

5. **Bonus**
   a) The Company decides the annual bonus payment. Based on this decision and under consideration of your personal performance, the Company will evaluate and decide your individual bonus payment.
   b) The bonus payment for the actual year will be paid in the following year based on the conditions and regulations of the Company. The basic condition of the bonus payment is based on non-terminated employment contract at the moment of payment.

6. Tax Liabilities

The Company will not be responsible or liable for any of your tax or other liabilities in respect of your employment, such as personal income tax payable to any governments or authorities. You are solely responsible for filing any and all income tax returns and paying any amounts owed to the respective authorities in your relocation country or elsewhere.

7. Other Benefits

There are no housing or car benefits given under this contract of employment.

You will be included into the Company's group insurance policy and medical benefits. You will be eligible to participate in the other Company's regular employee benefit plans and programs for which similarly situated employees are eligible, in accordance with the Company's policies and procedures, as they may be changed from time to time in accordance with the laws and in the Company's discretion.

8. Annual Leave

a) Upon commencement of employment, you shall be entitled to annual leave on a calendar year basis as per the table below. You are allowed to utilize leave on an earned basis while on probation.

≤ 1 year of service	14 working days
> 1 year ≤ 2 years	15 working days
> 2 year ≤ 3 years	16 working days
> 3 year ≤ 4 years	17 working days
> 4 years	18 working days

b) Your annual leave will have to be taken by the end of following year, failing which the outstanding leave days will be forfeited.

9. Working Hours and Public Holidays

a) Normal working hours of your employment will be from 08 30 am to 05 30 pm each day from Mondays to Fridays (inclusive) and 08 30 am to 12 30 pm for Saturdays, with one hour break designated by the Company from Mondays to Fridays. You may be required by the Company to work beyond these normal working hours or overtime as may be necessary and reasonable in the proper performance of your duties. You are not entitled to any extra pay or remuneration for working beyond normal working hours or overtime.

b) You are entitled to all government-gazetted holidays in Singapore. If you are assigned to travel or work in other countries for business purposes, you shall observe the working days or public holidays of the assigned region of the country during your stay, not the public holidays in Singapore and you shall not request for any compensation in lieu.

10. Retirement Age

The Company compulsory retirement age is 62 years for both male and female employees or as according to the Singapore retirement law.

11. Transfer

You may be transferred to any PSE's division, department or branch, at the Company's discretion, depending on the needs and requirements of the business.

12. Non-Competition Obligation

a) Without written consent from the Company, you agree that during your employment and for a period of twelve (12) months after termination of this employment, no matter how or why it is terminated, you will not directly or indirectly be engaged in employment in Singapore (whether as an employee, officer, director, agent, partner, consultant, shareholder or in another capacity) with a direct or indirect competitor of the Company.

b) Any breach of failure to observe this obligation will result in the Company's taking appropriate legal action notwithstanding termination of this employment.

13. Non-Solicitation

During your employment and for a period of twelve (12) months after termination of your employment, you will not either on your own account or for any person, company or organization, solicit, entice away or endeavor to solicit or entice away any employee of the Company, whether or not such person would commit breach of his/her contract of employment by reason of leaving the service of the Company.

14. Employee Information

For employment and management purposes, your data will be processed, stored, maintained, and transferred between Company and any of the associated or related companies of PSE according to business requirements. Your employee data will be kept secure and confidential in accordance with company policy and notional legislation. Company will regularly update your data with your assistance.

15. Entire Agreement

a) This agreement contains and represents the entire agreement and understanding between you and the Company, and all of its associated and related companies, relating to your employment with the Company.

b) This agreement supersedes all previous agreements, arrangements and any other discussions that you may have had with the Company, or with its associated and related companies relating to your employment. This agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

PRIME STRUCTURES

c) The terms and condition is subject to current Company policies and procedures and subsequent revision by the Company. Other terms and conditions not specified herein shall be governed by the Labour Laws and other applicable laws of the Republic of Singapore.

For and on behalf of
Prime Structures Engineering Pte Ltd

PRIME STRUCTURES ENGINEERING PTE LTD

Please acknowledge your acceptance to the above by signing below:

JULIA BENSILY

Full name as in IC/ Passport:

IC / Passport No.: S9047860E

Date: 11/02/11